Exhibit 10.2

ROCKET PHARMACEUTICALS, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of January 1, 2026 between Rocket Pharmaceuticals, Inc., a Delaware corporation, with an address as set forth on the signature page below (the “Company”), and Kinnari Patel, an individual, with an address as set forth on the signature page below (“Consultant”), each herein referred to individually as a “Party,” or collectively as the “Parties.” The Parties agree that this Agreement shall not be effective until the expiration of the Revocation Period (as that term is defined in the Release of Claims attached as Exhibit A to the Separation Agreement and General Release between the Company and Consultant dated as of September 11, 2025) with Consultant not having revoked the Release of Claims (the “Effective Date”). In consideration of the mutual promises contained herein, the Parties agree as follows:

1.           Services and Compensation

Consultant shall perform the services described in Exhibit A (the “Services”) for the Company, and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services. Consultant shall perform the Services in a timely, workmanlike and professional manner and in accordance with the generally recognized industry standards and all applicable laws.

2.           Confidentiality

A.          Definition of Confidential Information. “Confidential Information” means any non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the Term), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Confidential Information shall also include information the Company has received and in the future will receive from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records.

B.           Nonuse and Nondisclosure. During and after the

Term, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company. Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to the Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Without the Company’s prior written approval, Consultant shall not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company. Consultant agrees that Consultant’s obligations under this Section 2.B shall continue after the termination of this Agreement.

C.          Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

3.           Ownership

A.         Assignment of Inventions. Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the Term and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.

B.         Pre-Existing Materials. Subject to Section 3.A, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any pre-existing invention, discovery, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest (“Prior Inventions”), (i) Consultant will provide the Company with prior written notice and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Invention without Company’s prior written permission including without limitation any free software or open-source software.

C.         Moral Rights. Any assignment to the Company of Inventions includes or waives all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D.          Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations under this Section 3.D shall continue after the termination of this Agreement. Consultant agrees that, if the Company is unable for any reason, to secure Consultant’s signature with respect to any Inventions, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

4.           Return of Company Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, any records maintained and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.

5.           Term. The term of this Agreement will begin on the Effective Date of this Agreement and will continue until December 31, 2026 (the “Term”). Notwithstanding the foregoing, the Company may terminate this Agreement immediately and without prior notice if Consultant (i) is in breach of any material provision of this Agreement, or (ii) breaches or otherwise fails to comply with Consultant’s obligations to Company under the Confidentiality and Restrictive Covenant Agreement (as defined in Article 9 (Continuing Obligations) below). Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease except: the Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant prorated for Services completed and accepted by the Company prior to the termination date; and Article 2 (Confidentiality), Article 3 (Ownership), Article 4 (Conflicting Obligations), Article 5 (Return of Company Materials), this Article 6 (Term), Article 7 (Independent Contractor), Article 8 (Indemnification), Article 9 (Continuing Obligations), Article 10 (Limitation of Liability), Article 11 (Arbitration and Equitable Relief), and Article 12 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.

6.           Independent Contractor. Consultant shall perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income, and the obligation and responsibility to comply with all federal, state and local laws for taxes, state compensation and disability insurance requirements. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company such as, paid vacation, sick leave, medical insurance or 401k participation.

7.           Mutual Indemnification. Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant, (ii) any breach by the Consultant of any of the covenants contained in this Agreement, or (iii) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations.

Company agrees to indemnify and hold harmless Consultant from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Company, (ii) a determination by a court or agency that the Consultant, is not an independent contractor, (iii) any breach by the Company of any of the covenants contained in this Agreement, (iv) any failure of Company to comply with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the Inventions or other deliverables of Consultant under this Agreement.

8.          Continuing Obligations. Consultant acknowledges and understands that Consultant remains bound and will continue to abide by Consultant’s obligations to Company pursuant to the Proprietary Information, Inventions and Non-Solicitation/Non-Competition Agreement between Consultant and Company (the “Confidentiality and Restrictive Covenant Agreement”), which shall survive execution of this Agreement according to its stated terms and in accordance with Paragraph 9 of the Agreement and Release between Consultant and Company. Nothing in this Agreement shall affect Consultant’s continuing obligations to Company under the Confidentiality and Restrictive Covenant Agreement.

9.           Limitation of Liability. In no event shall Company be liable to Consultant or to any other party for any indirect, incidental, special or consequential damages, or damages for lost profits or loss of business, however caused and under any theory of liability, whether based in contract, tort (including negligence) or other theory of liability, regardless of whether company was advised of the possibility of such damages and notwithstanding the failure of essential purpose of any limited remedy. In no event shall Company’s liability arising out of or in connection with this Agreement exceed the amounts paid by Company to Consultant under this agreement for the Services, deliverables or Invention giving rise to such liability.

10.         Arbitration and Equitable Relief. In consideration of Consultant’s consulting relationship with Company, its promise to arbitrate all disputes related to Consultant’s consulting relationship with the Company and Consultant’s receipt of the compensation and other benefits paid to Consultant by Company, at present and in the future, Consultant agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise), whether brought on an individual, group, or class basis, arising out of, relating to, or resulting from Consultant’s consulting relationship with the company or the termination of Consultant’s consulting relationship with the Company, including any breach of this agreement, shall be subject to binding arbitration under the arbitration rules set forth in the Code of Civil Procedure (the “Act”) and pursuant to New Jersey law. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act. Disputes which Consultant agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law. Consultant agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). Consultant also agrees that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. Consultant agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. To the extent that the JAMS rules conflict with New Jersey law, New Jersey law shall take precedence. Consultant further agrees that any arbitration under this Agreement shall be conducted in New York, New York. Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Consultant and the Company. The Parties agree that any Party may also petition the court for injunctive relief where either Party alleges or claims a violation of any agreement regarding intellectual property, confidential information or noninterference. In the event either Party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

11.          Miscellaneous

A.          Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in New York. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

B.         Assignability. This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. Any attempted or purported assignment in violation of this Section 12.B shall be null and void.

C.          Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties, except for the Confidentiality and Restrictive Covenant Agreement, which shall continue in accordance with its stated terms. Consultant represents and warrants that Consultant is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.

D.          Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

E.          Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

F.           Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by email, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 12F. If to the Company, to the address for notice on the signature page to this Agreement, and if to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

G.          Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this agreement and that Consultant has asked any questions needed for Consultant to understand the terms, consequences and binding effect of this agreement and fully understand it, including that Consultant is waiving their right to a jury trial. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of Consultant’s choice before signing this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the Effective Date.

KINNARI PATEL	ROCKET PHARMACEUTICALS, INC.

/s/ Kinnari Patel	By:	/s/ Martin Wilson

	Name:	Martin Wilson

	Title:	General Counsel

Address:	Address:
*******	9 Cedarbrook Drive
*******	Cranbury, NJ 08512

EXHIBIT A

SERVICES AND COMPENSATION

1.           Contact. Consultant’s principal Company contacts are:

Name: Martin Wilson
Title: General Counsel and Chief Corporate Officer
Email: *******
Phone: *******

Name: Gaurav Shah
Title: CEO
Email: *******
Phone: *******

2.           Services. The Services will include, but will not be limited to, the following:

General consulting services as reasonably required by the Company’s Chief Executive Officer.

3.           Compensation.

A.          The Company will pay Consultant an aggregate retainer fee of $582,156 for the entirety of the Term, payable in 24 substantially equal semi-monthly installments, in accordance with Company’s standard payroll practices.

B.          Consultant will retain the restricted stock units and options granted under any and all Rocket Pharmaceuticals, Inc. Stock Option, Share Option, and Incentive Plans (the “Equity Plans”). For the avoidance of doubt, Consultant’s performance of the Services shall constitute and be recognized as continuous service under the Equity Plans and the Award Agreements for all purposes, and Consultant shall not be considered to have a termination of employment or cessation of services under the Equity Plans or the Award Agreements unless and until Consultant ceases to actively perform the Services until at least December 31, 2026. Further, the termination of this Agreement upon the expiration of the Term will be considered an involuntary termination by the Company for purposes of the Equity Plan and the Award Agreements.

C.          The Company will reimburse Consultant, in accordance with Company policy, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, provided that Consultant receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy. By the fifteenth (15th) of each month, Consultant shall submit to the Company, at ap@rocketpharma.com, a written invoice for expenses provided during the prior month, and such statement shall be subject to the approval of the contact person listed above or other designated agent of the Company.